Filed Pursuant to Rule 424(b)(2)
File Number 333-169119

Pricing Supplement to the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011

$250,000,000

iPath® Optimized Currency Carry ETN

The iPath® Optimized Currency Carry Exchange Traded Notes due January 28, 2038 (the “Securities”) are linked to the Barclays Optimized Currency Carry IndexTM (the “Index”)*, do not guarantee any return of principal at maturity and do not pay any interest during their term. Instead, you will receive a cash payment at maturity or upon early redemption based on the performance of the Index less an investor fee. The principal terms of the Securities are as follows:

Issuer: Barclays Bank PLC

Series: Global Medium-Term Notes, Series A

Underlying Index: The return on the Securities is linked to the performance of the Index. The Index is designed to reflect the total return of an “Intelligent Carry Strategy”, which, through an objective and systematic methodology, seeks to capture the returns that are potentially available from a strategy of investing in high-yielding currencies with the exposure financed by borrowings in low-yielding currencies (sometimes referred to as the “carry trade”). The pool of currencies to which the Index may apply these strategies is commonly referred to as the “G10 currencies” and includes the U.S. dollar (USD), the euro (EUR), the Japanese yen (JPY), the Canadian dollar (CAD), the Swiss franc (CHF), the British pound sterling (GBP), the Australian dollar (AUD), the New Zealand dollar (NZD), the Norwegian krone (NOK) and the Swedish krona (SEK) (together, the “index constituent currencies”). The Index is composed of ten cash-settled currency forward agreements, one for each index constituent currency, as well as a “Hedged USD Overnight Index” which is intended to reflect the performance of a risk-free U.S. dollar-denominated asset. The Index is maintained and calculated by Barclays Bank PLC (in such capacity, the “index sponsor”) and is denominated in U.S. dollars. The index sponsor calculates the level of the Index at 2:15 p.m., Frankfurt time, on each index business day and publishes it on https://www.barcap.com/indices shortly thereafter. The level of the Index is also reported on Bloomberg page BXIICIIP.

Payment at Maturity: If you hold your Securities to maturity, you will receive a cash payment at maturity equal to (1) the principal amount of your Securities times (2) the index factor on the final valuation date minus (3) the investor fee on the final valuation date.

Secondary Market: We have listed the Securities on the NYSE Arca stock exchange (“NYSE Arca”) under the ticker symbol ICI. We have also listed the Securities on the Toronto Stock Exchange (“TSX”) under the ticker symbol II.U. If an active secondary market in the Securities exists, we expect that investors will purchase and sell the Securities primarily in this secondary market.

Early Redemption: Subject to the notification requirements described below, you may redeem your Securities on any redemption date during the term of the Securities. If you redeem your Securities, you will receive a cash payment in an amount equal to the daily redemption value, which is (1) the principal amount of your Securities times (2) the index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date. You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date.

Redemption Mechanics: In order to redeem your Securities on a redemption date, you must deliver a notice of redemption to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date and follow the procedures set forth under “Specific Terms of the Securities—Redemption Procedures”. If you fail to comply with these procedures, your notice will be deemed ineffective.

Valuation Date: Valuation date means each business day from February 1, 2008 to January 21, 2038, inclusive or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to Thursday, January 21, 2038, as the “final valuation date”.

Redemption Date: A redemption date is the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

Inception Date: January 31, 2008.

Index Factor: The index factor on any given day will be equal to the closing value of the Index on that day divided by the initial index level. The initial index level is the closing value of the Index on the inception date.

Investor Fee: The investor fee is equal to 0.65% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.65% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

Because the investor fee reduces the amount of your return at maturity or upon redemption, the value of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the value of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon redemption.

Index Business Day: An index business day is a day on which (1) the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) system is open and (2) commercial banks and interest rate markets are open and settle payments in London.

Trading Day: A trading day is a day (1) which is an index business day and (2) on which trading is generally conducted on NYSE Arca, in each case as determined by the calculation agent in its sole discretion.

CUSIP Number: 06739H412

ISIN: US06739H4121

You may lose some or all of your principal if you invest in the Securities. Any payment on the Securities at or prior to maturity is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. See “Risk Factors” beginning on page PS-9 of this pricing supplement for risks relating to an investment in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

*	The Index to which the Securities are linked was formerly named the Barclays Capital Intelligent Carry Index™, and the level of the Index was previously reported on Bloomberg page BXIICIUS.

Patent pending

Pricing Supplement dated September 10, 2012

Issued in denominations of $50

Cover Page, continued:

We sold a portion of the Securities on the inception date at 100% of their stated principal amount. The remainder of the Securities will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Sales of the Securities after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the Securities. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The Securities are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY	PS-1
RISK FACTORS	PS-9
THE INDEX	PS-14
VALUATION OF THE SECURITIES	PS-24
SPECIFIC TERMS OF THE SECURITIES	PS-25
CLEARANCE AND SETTLEMENT	PS-30
USE OF PROCEEDS AND HEDGING	PS-30
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	PS-30
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-33
NOTICE OF REDEMPTION	A-1
CONFIRMATION OF REDEMPTION	B-1

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-6
DESCRIPTION OF MEDIUM-TERM NOTES	S-32
TERMS OF THE NOTES	S-38
INTEREST MECHANICS	S-45
CERTAIN FEATURES OF THE NOTES	S-48
DESCRIPTION OF UNIVERSAL WARRANTS	S-57
TERMS OF THE WARRANTS	S-62
CERTAIN FEATURES OF THE WARRANTS	S-66
REFERENCE ASSETS	S-72
CLEARANCE AND SETTLEMENT	S-114
EMPLOYEE RETIREMENT INCOME SECURITY ACT	S-120
PLAN OF DISTRIBUTION	S-122
USE OF PROCEEDS AND HEDGING	S-131
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-132
VALIDITY OF SECURITIES	S-147

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	2
DESCRIPTION OF DEBT SECURITIES	3
DESCRIPTION OF WARRANTS	20
GLOBAL SECURITIES	31
CLEARANCE AND SETTLEMENT	32
DESCRIPTION OF PREFERENCE SHARES	36
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	42
DESCRIPTION OF SHARE CAPITAL	48
TAX CONSIDERATIONS	49
PLAN OF DISTRIBUTION	68
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	71
WHERE YOU CAN FIND MORE INFORMATION	72
FURTHER INFORMATION	72
VALIDITY OF SECURITIES	72
EXPERTS	72
EXPENSES OF ISSUANCE AND DISTRIBUTION	73

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the iPath® Optimized Currency Carry Exchange-Traded Notes due January 28, 2038 (the “Securities”), as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated August 31, 2010, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated May 27, 2011, which supplements the prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as the Securities. We may consolidate the additional securities to form a single class with the outstanding Securities.

This section summarizes the following aspects of the Securities:

•	What are the Securities and how do they work?

•	How do you redeem your Securities?

•	What are some of the risks of the Securities?

•	Is this the right investment for you?

•	What are the tax consequences?

•	How do the Securities perform?

What Are the Securities and How Do They Work?

The Securities are medium-term notes that are uncollateralized debt securities and are linked to the performance of the Barclays Optimized Currency Carry IndexTM (the “Index”)*. The Securities will be issued in denominations of $50.

The Index is designed to reflect the total return of an “Intelligent Carry Strategy”, which, through an objective and systematic methodology, seeks to capture the returns that are potentially available from a strategy of investing in high-yielding currencies with the exposure financed by borrowings in low-yielding currencies (sometimes referred to as the “carry trade”). The pool of currencies to which the Index may apply these strategies is commonly referred to as the “G10 currencies” and includes the U.S. dollar (USD), the euro (EUR), the Japanese yen (JPY), the Canadian dollar (CAD), the Swiss franc (CHF), the British pound sterling (GBP), the Australian dollar (AUD), the New Zealand dollar (NZD), the Norwegian krone (NOK) and the Swedish krona (SEK) (together, the “index constituent currencies”). The Index is composed of ten cash-settled currency forward agreements (the “index components”), one for each index constituent currency, as well as a “hedged USD overnight index” which is intended to reflect the performance of a risk-free U.S. dollar-denominated asset. The Index is maintained and calculated by Barclays Bank PLC (in such capacity, the “index sponsor”). The index sponsor calculates the level of the Index at 2:15 p.m., Frankfurt time, on each index business day and publishes it on https://www.barcap.com/indices shortly thereafter. The level of the Index is also reported on Bloomberg page BXIICIIP.

If you have not previously redeemed your Securities, you will receive a cash payment at maturity equal to (1) the principal amount of your Securities times (2) the index factor on the final valuation date minus (3) the investor fee on the final valuation date. Prior to maturity, you may, subject to certain restrictions, redeem your Securities on any redemption date during the term of the Securities, provided that you present at least 50,000 Securities for redemption, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your Securities for redemption with those of other investors to reach this minimum. If you choose to redeem your Securities on a redemption date, you will receive a cash payment on such date in an amount equal to the daily redemption value, which is (1) the principal amount of your Securities times (2) the index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date.

The “index factor” on any given day will be equal to the closing value of the Index on that day divided by the initial index level. The initial index level is the closing value of the Index on the inception date.

*	The Index to which the Securities are linked was formerly named the Barclays Capital Intelligent Carry Index™, and the level of the Index was previously reported on Bloomberg page BXIICIUS.

The “investor fee” is equal to 0.65% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.65% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

A “valuation date” is each business day from February 1, 2008 to January 21, 2038 inclusive, or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to January 21, 2038, as the “final valuation date”.

A “redemption date” is the third business day following a valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

An “index business day” is a day on which (1) the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) system is open and (2) commercial banks and interest rate markets are open and settle payments in London.

A “trading day” is a day (1) which is an index business day and (2) on which trading is generally conducted on NYSE Arca, in each case as determined by the calculation agent in its sole discretion.

We will not pay you interest during the term of the Securities.

For a further description of how your payment at maturity will be calculated, see “—How Do the Securities Perform?—Hypothetical Examples” and “Specific Terms of the Securities” in this pricing supplement.

Because the investor fee reduces the amount of your return at maturity or upon redemption, the value of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the value of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon redemption.

How Do You Redeem Your Securities?

We have listed the Securities on NYSE Arca and TSX. If an active secondary market in the Securities exists, we expect that investors will purchase and sell the Securities primarily in this secondary market.

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the valuation date at a price equal to the applicable daily redemption value, facing Barclays DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Securities in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Securities on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

What Are Some of the Risks of the Securities?

An investment in the Securities involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•

Uncertain Principal Repayment—If the level of the Index decreases, or does not increase by an amount greater than the investor fee applicable to the Securities, you will receive less than your original investment in the Securities.

•

Conflicts of Interest with the Index Sponsor—Barclays Bank PLC is the index sponsor. The index sponsor is responsible for the composition, calculation and maintenance of the Index and has the discretion in a number of circumstances to make judgments in connection with the composition, calculation and maintenance of the Index. The exercise of this discretion may present the index sponsor with significant conflicts of interest in light of the fact that Barclays Bank PLC is the issuer of the Securities. The index sponsor has no obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

•

Carry Trade Risk—The Index is designed to reflect the total return of a particular carry trade strategy. Because the carry trade involves investing in high-yielding currencies with the exposure financed by borrowings in low-yielding currencies, the success of the Index strategy, the level of the Index and the market value of the Securities will depend on the exchange rates and interest rates applicable to the index constituent currencies. If the applicable exchange rates or interest rates move against the direction targeted by the Index strategy, the level of the Index, and the market value of the Securities, will decline.

•	No Interest Payments—You will not receive any periodic interest payments on the Securities.

•

A Trading Market for the Securities May Not Exist—Although we have listed the Securities on NYSE Arca and TSX, a trading market for your Securities may not exist at any time. Certain affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca, TSX or any other securities exchange.

Is This the Right Investment for You?

The Securities may be a suitable investment for you if:

•	You are willing to accept the risks inherent in a carry trade strategy in general and Barclays “Intelligent Carry Strategy” in particular.

•	You believe the value of the Index will increase by an amount sufficient to offset the investor fee during the term of the Securities.

•	You do not seek current income from this investment.

•	You seek an investment with a return linked to the performance of the Index.

•	You do not seek a guaranteed return of principal.

The Securities may not be a suitable investment for you if:

•	You are not willing to be exposed to the risks inherent in a carry trade strategy in general and Barclays “Intelligent Carry Strategy” in particular.

•	You believe the value of the Index will decrease or will not increase by an amount sufficient to offset the investor fee during the term of the Securities.

•	You seek current income from your investment.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•	You seek a guaranteed return of principal.

What Are the Tax Consequences?

There is no authority that directly addresses the proper U.S. federal income tax treatment of your Securities and therefore the tax consequences of your investment in the Securities are highly uncertain. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities for all U.S. federal income tax purposes as a pre-paid cash-settled derivative contract with respect to the Index that does not require the accrual of income prior to the sale, early redemption or maturity of the Securities. In the opinion of Sullivan & Cromwell LLP, you have a reasonable basis for taking this position If your Securities are so treated, upon the sale, early redemption or maturity of your Securities, you should recognize ordinary gain or loss under special rules applicable to foreign currency transactions equal to the difference between the amount realized on the sale, early redemption or maturity and your tax basis in your Securities.

Notwithstanding the opinion of our counsel, it is possible that the Internal Revenue Service may successfully assert that an alternative treatment of the Securities is more appropriate. Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the Securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Securities, including possible alternative treatments for your Securities, see “Material U.S. Federal Income Tax Considerations” in this pricing supplement.

Conflicts of Interest

Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720, as administered by the Financial Industry Regulatory Authority (“FINRA”). Consequently, this offering is being conducted in compliance with the provisions of Rule 2720 (or any successor rule thereto). For more information, please refer to “Plan of Distribution—Conflict of Interest” in the accompanying prospectus supplement.

How Do the Securities Perform?

Set forth below is an explanation of the steps necessary to calculate the payment on the Securities at maturity or upon redemption.

Step 1: Calculate the investor fee

The investor fee is equal to 0.65% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.65% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

Step 2: Calculate the payment

You will receive a cash payment at maturity or upon redemption, as applicable, equal to (1) the principal amount of your Securities times (2) the index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date.

Because the investor fee reduces the amount of your return at maturity or on redemption, the value of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption of your Securities. If the value of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon redemption of your Securities.

Hypothetical Examples

The following examples show how the Securities would perform in hypothetical circumstances. We have included two examples in which the Index has increased by approximately 152.932% at maturity, as well as two examples in which the Index has decreased by approximately 51.27% at maturity. These examples highlight the behavior of the investor fee in different circumstances. Because the investor fee is a weighted average measure, the absolute level of the investor fee will be dependent upon the path taken by the Index to arrive at its ending level. The figures in these examples have been rounded for convenience. Figures for year 30 are as of the final valuation date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

The hypothetical examples in this section do not take into account the effects of applicable taxes. The after-tax return you receive on your Securities will depend on the U.S. tax treatment of your Securities and on your particular circumstances. Accordingly, the after-tax rate of return of your Securities could be different than the after-tax return of a direct investment in the Index components or the Index.

Assumptions:

Yearly Fee	Days	Denomination	Starting Index
0.65%	365	$50.00	100.00

A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Indicative Value
A	B	Average of (B / Starting Index)	C × Principal × 0.65%	Running Total of D	(Principal × C) – E
0	100.000	1.00	$0.00	$0.00	$50.00
1	106.453	1.03	$0.34	$0.34	$52.89
2	117.295	1.12	$0.36	$0.70	$57.95
3	125.035	1.21	$0.39	$1.09	$61.42
4	136.779	1.31	$0.43	$1.52	$66.87
5	145.515	1.41	$0.46	$1.98	$70.78
6	135.840	1.41	$0.46	$2.43	$65.49
7	126.779	1.31	$0.43	$2.86	$60.53
8	122.873	1.25	$0.41	$3.27	$58.17
9	114.723	1.19	$0.39	$3.65	$53.71
10	110.080	1.12	$0.37	$4.02	$51.02
11	121.804	1.16	$0.38	$4.39	$56.51
12	136.163	1.29	$0.42	$4.81	$63.27
13	148.835	1.42	$0.46	$5.28	$69.14
14	168.122	1.58	$0.52	$5.79	$78.27
15	191.939	1.80	$0.59	$6.38	$89.59
16	214.934	2.03	$0.66	$7.04	$100.43
17	241.043	2.28	$0.74	$7.78	$112.74
18	275.149	2.58	$0.84	$8.62	$128.96
19	306.784	2.91	$0.95	$9.56	$143.83
20	345.764	3.26	$1.06	$10.62	$162.26
21	308.847	3.27	$1.06	$11.69	$142.74
22	277.227	2.93	$0.95	$12.64	$125.97
23	245.615	2.61	$0.85	$13.49	$109.32
24	217.093	2.31	$0.75	$14.24	$94.30
25	191.102	2.04	$0.66	$14.91	$80.65
26	204.999	1.98	$0.64	$15.55	$86.95
27	212.336	2.09	$0.68	$16.23	$89.94
28	229.229	2.21	$0.72	$16.94	$97.67
29	245.614	2.37	$0.77	$17.72	$105.09
30	252.932	2.49	$0.81	$18.53	$107.94

Annualized Index Return					3.14%
Annualized iPath® Indicative Value Return					2.60%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Indicative Value
A	B	Average of (B / Starting Index)	C × Principal × 0.65%	Running Total of D	(Principal × C) – E
0	100.000	1.00	$0.00	$0.00	$50.00
1	107.572	1.04	$0.34	$0.34	$53.45
2	115.718	1.12	$0.36	$0.70	$57.16
3	124.480	1.20	$0.39	$1.09	$61.15
4	133.906	1.29	$0.42	$1.51	$65.44
5	144.046	1.39	$0.45	$1.96	$70.06
6	154.954	1.49	$0.49	$2.45	$75.03
7	166.687	1.61	$0.52	$2.97	$80.37
8	179.309	1.73	$0.56	$3.53	$86.12
9	192.887	1.86	$0.60	$4.14	$92.31
10	207.493	2.00	$0.65	$4.79	$98.96
11	223.205	2.15	$0.70	$5.49	$106.11
12	240.107	2.32	$0.75	$6.24	$113.81
13	258.288	2.49	$0.81	$7.05	$122.09
14	281.762	2.70	$0.88	$7.93	$132.95
15	377.230	3.29	$1.07	$9.00	$179.59
16	466.980	4.22	$1.37	$10.37	$223.08
17	446.969	4.57	$1.48	$11.86	$211.59
18	427.815	4.37	$1.42	$13.28	$200.59
19	409.482	4.19	$1.36	$14.64	$190.07
20	391.935	4.01	$1.30	$15.94	$179.99
21	375.140	3.83	$1.25	$17.19	$170.35
22	359.064	3.67	$1.19	$18.38	$161.12
23	343.678	3.51	$1.14	$19.52	$152.29
24	328.950	3.36	$1.09	$20.61	$143.83
25	314.854	3.22	$1.05	$21.66	$135.74
26	301.362	3.08	$1.00	$22.66	$127.99
27	288.448	2.95	$0.96	$23.62	$120.58
28	276.087	2.82	$0.92	$24.54	$113.48
29	264.256	2.70	$0.88	$25.41	$106.69
30	252.932	2.59	$0.84	$26.25	$100.21

Annualized Index Return					3.14%
Annualized iPath® Indicative Value Return					2.34%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Indicative Value
A	B	Average of (B / Starting Index)	C × Principal × 0.65%	Running Total of D	(Principal × C) – E
0	100.000	1.00	$0.00	$0.00	$50.00
1	92.022	0.96	$0.31	$0.31	$45.70
2	87.127	0.90	$0.29	$0.60	$42.96
3	80.596	0.84	$0.27	$0.88	$39.42
4	74.500	0.78	$0.25	$1.13	$36.12
5	69.498	0.72	$0.23	$1.36	$33.39
6	74.478	0.72	$0.23	$1.60	$35.64
7	81.170	0.78	$0.25	$1.85	$38.74
8	88.734	0.85	$0.28	$2.12	$42.24
9	94.498	0.92	$0.30	$2.42	$44.83
10	103.547	0.99	$0.32	$2.74	$49.03
11	93.513	0.99	$0.32	$3.06	$43.69
12	86.465	0.90	$0.29	$3.36	$39.88
13	79.441	0.83	$0.27	$3.63	$36.09
14	71.127	0.75	$0.24	$3.87	$31.69
15	64.564	0.68	$0.22	$4.09	$28.19
16	60.420	0.62	$0.20	$4.29	$25.92
17	55.306	0.58	$0.19	$4.48	$23.17
18	49.079	0.52	$0.17	$4.65	$19.89
19	44.615	0.47	$0.15	$4.80	$17.50
20	40.489	0.43	$0.14	$4.94	$15.30
21	38.513	0.40	$0.13	$5.07	$14.19
22	36.823	0.38	$0.12	$5.19	$13.22
23	36.100	0.36	$0.12	$5.31	$12.74
24	35.880	0.36	$0.12	$5.43	$12.51
25	34.598	0.35	$0.11	$5.54	$11.76
26	37.756	0.36	$0.12	$5.66	$13.22
27	39.976	0.39	$0.13	$5.79	$14.20
28	43.492	0.42	$0.14	$5.92	$15.82
29	45.926	0.45	$0.15	$6.07	$16.89
30	48.730	0.47	$0.15	$6.22	$18.14

Annualized Index Return					-2.37%
Annualized iPath® Indicative Value Return					-3.32%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Indicative Value
A	B	Average of (B / Starting Index)	C × Principal × 0.65%	Running Total of D	(Principal × C) – E
0	100.000	1.00	$0.00	$0.00	$50.00
1	109.154	1.05	$0.34	$0.34	$54.24
2	119.146	1.14	$0.37	$0.71	$58.86
3	130.053	1.25	$0.40	$1.12	$63.91
4	141.958	1.36	$0.44	$1.56	$69.42
5	154.952	1.48	$0.48	$2.04	$75.44
6	169.137	1.62	$0.53	$2.57	$82.00
7	184.619	1.77	$0.57	$3.14	$89.17
8	201.519	1.93	$0.63	$3.77	$96.99
9	219.967	2.11	$0.68	$4.45	$105.53
10	240.102	2.30	$0.75	$5.20	$114.85
11	262.081	2.51	$0.82	$6.02	$125.02
12	286.072	2.74	$0.89	$6.91	$136.13
13	312.259	2.99	$0.97	$7.88	$148.25
14	344.262	3.28	$1.07	$8.95	$163.06
15	439.730	3.89	$1.27	$10.21	$207.16
16	306.607	3.71	$1.20	$11.42	$141.92
17	268.860	2.88	$0.94	$12.35	$122.11
18	235.760	2.52	$0.82	$13.17	$104.73
19	206.735	2.21	$0.72	$13.89	$89.50
20	181.284	1.94	$0.63	$14.52	$76.14
21	158.965	1.70	$0.55	$15.08	$64.42
22	139.395	1.49	$0.48	$15.56	$54.15
23	122.234	1.31	$0.43	$15.99	$45.14
24	107.185	1.15	$0.37	$16.36	$37.25
25	93.989	1.01	$0.33	$16.69	$30.32
26	82.418	0.88	$0.29	$16.97	$24.25
27	72.271	0.77	$0.25	$17.22	$18.92
28	63.374	0.68	$0.22	$17.44	$14.25
29	55.572	0.59	$0.19	$17.64	$10.15
30	48.730	0.52	$0.17	$17.81	$6.56

Annualized Index Return					-2.37%
Annualized iPath® Indicative Value Return					-6.55%

RISK FACTORS

The Securities are unsecured promises of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities. The return on the Securities is linked to the performance of the Index. Investing in the Securities is not equivalent to investing directly in index constituent currencies. See “The Index” in this pricing supplement for more information.

This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the Securities.

Even If the Value of the Index at Maturity or upon Redemption Exceeds the Initial Index Level, You May Receive Less Than the Principal Amount of Your Securities

Because the investor fee reduces the amount of your return at maturity or upon redemption, the value of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption of your Securities. If the value of the Index decreases or does not increase sufficiently to offset the investor fee, you will receive less than the principal amount of your investment at maturity or upon redemption of your Securities.

You Will Not Benefit from Any Increase in the Value of the Index If Such Increase Is Not Reflected in the Value of the Index on the Applicable Valuation Date

If the Index does not increase by an amount sufficient to offset the investor fee between the inception date and the applicable valuation date (including the final valuation date), we will pay you less than the principal amount of your Securities at maturity or upon redemption. This will be true even if the value of the Index as of some date or dates prior to the applicable valuation date would have been sufficiently high to offset the investor fee.

As Index Sponsor, Barclays Bank PLC Will Have the Authority to Make Determinations That Could Materially Affect Your Note in Various Ways and Create Conflicts of Interest

Barclays Bank PLC is the index sponsor. The index sponsor is responsible for the composition, calculation and maintenance of the Index. As discussed in “The Index” in this pricing supplement, the index sponsor has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may adversely affect the value of the Securities.

The role played by Barclays Bank PLC, as index sponsor and the exercise of the kinds of discretion described above and in “The Index” could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC is the issuer of the Securities. The index sponsor has no obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

The Tax Consequences of the Securities Are Uncertain

There is no authority that directly addresses the proper U.S. federal income tax treatment of your Securities and therefore the tax consequences of your investment in the Securities are highly uncertain. As a result, the Internal Revenue Service could successfully assert that your Securities should be treated in a manner that is different than described herein and, in such case, the tax consequences to you could differ materially from those described herein.

As discussed further below, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities and whether all or part of the gain you may recognize upon the sale, early redemption or maturity of an instrument such as the Securities could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until early redemption or maturity. The outcome of this process is uncertain. Similarly, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the Securities after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

It is also possible that the Internal Revenue Service could ultimately characterize your investment in a way that requires you to recognize ordinary gain or loss on each rebalancing date equal to the difference between your basis in the Securities (or their fair market value as of the previous rebalancing date, as applicable) and their fair market value on such date. Moreover, it is possible that you would be required to include the interest component of the Index in ordinary income either upon sale, early redemption or maturity of the Securities or over the term of your Securities even though you will not receive any payments from us until the early redemption or maturity of your Securities.

Please see the discussion below under the heading “Material U.S. Federal Income Tax Considerations” in this pricing supplement for a more complete discussion of the tax consequences of an investment in the Securities and the potential alternative treatments that may be possible. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

There Are Restrictions on the Minimum Number of Securities You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date. You may only redeem your Securities on a redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Securities on the applicable redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Specific Terms of the Securities—Redemption Procedures” for more information.

The Market Value of the Securities May Be Influenced by Many Unpredictable Factors

The market value of your Securities may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally changes in the level of the Index will affect the market value of the Securities more than any other factors. Other factors that may influence the market value of the Securities include:

•	supply and demand for the Securities, including inventory positions with Barclays Capital Inc. or any market maker;

•	exchange rates applicable to the index constituent currencies;

•	interest rates applicable to the index constituent currencies, and the prevailing interest rate environment;

•	economic, financial, political, regulatory, geographical or judicial events that affect exchange rates and interest rates; or

•	the creditworthiness of Barclays Bank PLC.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

The Level of the Index Will Depend Upon the Exchange Rates and Interest Rates Applicable to the Index Constituent Currencies, and Movements in Exchange Rates and Interest Rates can be Unpredictable.

The Index is designed to reflect the total return of a particular carry trade strategy. Because the carry trade involves investing in high-yielding currencies with the exposure financed by borrowings in low-yielding currencies, the success of the Index strategy and the level of the Index, and therefore the market value of the Securities, will depend on the exchange rates and interest rates applicable to the index constituent currencies. If the applicable exchange rates or interest rates move against the direction targeted by the Index strategy, the level of the Index, and the market value of the Securities, will decline. In general, this will tend to occur when index constituent currencies which have a negative weight in the Index (i.e., those in which the Index has hypothetically borrowed) appreciate in value against those index constituent currencies which have a positive weight in the Index (i.e., those in which the Index has a hypothetical long position).

Exchange rates and interest rates can be unpredictable and the method used to forecast the interest rate may not yield a correct result. Past and current levels of interest rates, exchange rates and fluctuations and trends in interest rates and exchange rates that have occurred in the past are not necessarily indicative of future trends. If the anticipated directions in interest rates and exchange rates prove incorrect, the level of the Index, and the market value of the Securities, will decline. Furthermore, even if historic trends in interest rate and exchange rate movements prove to be a reliable indicator of future trends in one or more periods during the term of the Securities, Barclays Optimized Currency Carry Index may not effectively identify such trends or may not succeed in capturing the benefits of such trends. If this occurs, the level of the Index, and the market value of the Securities, will decline.

The Index May Be More or Less Volatile than Expected.

As described under “The Index—Calculation and Rebalancing of the Index”, the methodology underlying the Index, and specifically the monthly mean variance optimization process, sets a target volatility for the Index of no more than 5%. However, actual volatility may be significantly higher or lower than 5%. Expected volatility is measured based on historical volatility and covariance of the index components, which is not necessarily an accurate predictor of future volatility or covariance. Since the inception of the Index, the actual realized volatility of the Index has been approximately 5.9% on average.

Even Though the Index Constituent Currencies and the U.S. Dollar Are Traded Around-the-Clock, the Securities Will Trade Only During Regular Trading Hours in the United States and Canada, if at All

The interbank market for the index constituent currencies and the U.S. dollar is a global, around-the-clock market. We have listed the Securities on NYSE Arca and TSX, and the Securities trade only during the hours that NYSE Arca and TSX are open. To the extent that NYSE Arca and TSX are closed while the markets for the index constituent currencies and the U.S. dollar remain open, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the Securities.

Foreign Exchange Rate Information May Not Be Readily Available

There is no systematic reporting of last-sale information for foreign currencies. Reasonable current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the index constituent currency exchange rates relevant for determining the value of the Securities. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

Historical Levels of the Index Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the Securities

It is impossible to predict whether the Index will rise or fall. The actual performance of the Index over the term of the Securities, as well as the amount payable at maturity or upon redemption, may bear little relation to the historical level of the Index.

Changes in Our Credit Ratings May Affect the Market Value of Your Securities

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your Securities. However, because the return on your Securities is dependent upon certain factors in addition to our ability to pay our obligations on your Securities, an improvement in our credit ratings will not reduce the other investment risks related to your Securities.

You Will Not Receive Interest Payments on the Securities or Have Rights in the Index Components

You will not receive any periodic interest payments on the Securities. As an owner of the Securities, you will not have rights that investors in the index components may have. Your Securities will be paid in cash, and you will have no right to receive delivery of any index components or index constituent currencies.

There May Not Be an Active Trading Market in the Securities; Sales in the Secondary Market May Result in Significant Losses

Although we have listed the Securities on NYSE Arca and TSX, there can be no assurance that a secondary market for the Securities will exist.

Certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the Securities, although they are not required to do so. If they decide to engage in such transactions, they may stop at any time.

We are not required to maintain any listing of the Securities on NYSE Arca, TSX or any other securities exchange.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in Instruments Linked to the Index or Index Components May Impair the Market Value of the Securities

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the Securities by purchasing index constituent currencies or index components, futures or options on index constituent currencies, index components or the Index, or other derivative instruments with returns linked to the performance of index constituent currencies, index components or the Index, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Although they are not expected to, any of these hedging activities may adversely affect the market price of index constituent currencies or index components and the value of the Index and, therefore, the market value of the Securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or one or more of our affiliates may also engage in trading in index constituent currencies or index components, futures or options on index constituent currencies, index components or the Index, and other investments relating to index constituent currencies, index components or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of the index constituent currencies or index components or the value of the Index and, therefore, the market value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Securities. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

The Liquidity of the Market for the Securities May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of the Securities on the inception date, and the remainder of the Securities will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Also, the number of Securities outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the Securities. Accordingly, the liquidity of the market for the Securities could vary materially over the term of the Securities. While you may elect to redeem your Securities prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date.

Our Business Activities May Create Conflicts of Interest

In addition to the role of Barclays Bank PLC as index sponsor as described under “—As Index Sponsor, Barclays Bank PLC Will Have the Authority to Make Determinations That Could Materially Affect Your Note in Various Ways and Create Conflicts of Interest”, we and our affiliates expect to play a variety of roles in connection with the issuance of the Securities.

As noted above, we and our affiliates expect to engage in trading activities related to the index constituent currencies or index components, futures or options on index constituent currencies, index components or the Index, or other derivative instruments with returns linked to the performance of index constituent currencies, index components or the Index that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the value of the Index, could be adverse to the interests of the holders of the Securities.

Moreover, we and our affiliates have published and in the future expect to publish research reports with respect to some or all of the index constituent currencies and the carry trade generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. The research should not be viewed as a recommendation or endorsement of the Securities in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect the market price of the index constituent currencies or index components and the value of the Index and, therefore, the market value of the Securities. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

The Policies of the Index Sponsor and Changes That Affect the Composition and Valuation of the Index or the Index Components Could Affect the Amount Payable on the Securities and Their Market Value

The policies of the index sponsor, which is a division of Barclays Bank PLC, concerning the calculation of the level of the Index, additions, deletions or substitutions of index components and the manner in which changes affecting the index components are reflected in the Index could affect the value of the Index and, therefore, the amount payable on the Securities at maturity or upon redemption and the market value of the Securities prior to maturity.

The index sponsor may modify the methodology for calculating the value of the Index. In addition, as described in “The Index—Modifications to the Index” in this pricing supplement, under a number of circumstances the index sponsor may replace one or more index components or make certain other changes to the way in which the Index is calculated. The index sponsor may also discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the market value of the Index. Any such changes could adversely affect the value of your Securities.

If events such as these occur, or if the value of the Index is not available or cannot be calculated for any reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the Securities— Discontinuation or Modification of the Index” and “—Role of Calculation Agent”.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent. We will, among other things, decide the amount of the return paid out to you on the Securities at maturity or upon redemption. For a more detailed description of the calculation agent’s role, see “Specific Terms of the Securities—Role of Calculation Agent” in this pricing supplement.

If the index sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the Securities. If events such as these occur, or if the value of the Index is not available or cannot be calculated for any reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index or to postpone any valuation date, including the final valuation date, the maturity date or any redemption date. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the Securities—Role of Calculation Agent” in this pricing supplement.

The calculation agent will exercise its judgment when performing its functions. Since determinations by the calculation agent may affect the market value of the Securities, the calculation agent may have a conflict of interest if it needs to make any such determination.

Postponement of a Valuation Date May Result in a Reduced Amount Payable at Maturity or Upon Redemption

As the payment at maturity or upon redemption is a function of, among other things, the applicable index factor on the final valuation date or applicable valuation date, as the case may be, the postponement of any valuation date may result in the application of a different applicable index factor and, accordingly, decrease the payment you receive at maturity or upon redemption.

THE INDEX

Overview

The Barclays Optimized Currency Carry IndexTM (the “Index”) is designed to reflect the total return of an “Intelligent Carry Strategy”, which, through an objective and systematic methodology, seeks to capture the returns that are potentially available from a strategy of investing in high-yielding currencies with the exposure financed by borrowings in low-yielding currencies (sometimes referred to as the “carry trade”).

The pool of currencies to which the Index may apply these strategies (the “index constituent currencies”) is commonly referred to as the “G10 currencies” and includes:

•	the U.S. dollar (USD);

•	the euro (EUR);

•	the Japanese yen (JPY);

•	the Canadian dollar (CAD);

•	the Swiss franc (CHF);

•	the British pound sterling (GBP);

•	the Australian dollar (AUD);

•	the New Zealand dollar (NZD);

•	the Norwegian krone (NOK); and

•	the Swedish krona (SEK).

The Index is maintained and calculated by the Barclays Bank PLC (the “index sponsor”) is calculated in euros and is denominated in U.S. dollars. The index sponsor calculates the level of the Index at 2:15 p.m., Frankfurt time, or such other time as the index sponsor may determine (the “index valuation time”) on each index business day and publishes it on https://www.barcap.com/indices shortly thereafter. The level of the Index is also reported on Bloomberg page BXIICIIP. In addition, a “real time” level of the Index is reported every 15 seconds on Bloomberg page BXRTCIUS. This “real time” level is meant solely for reference purposes, as only the level of the Index at the index valuation time will be used in calculating any payment on the Securities.

Composition and Rebalancing of the Index

The Index is comprised of the Hedged USD Overnight Index (as described under “—Calculation of the Index—The Hedged USD Overnight Index”) and ten cash-settled currency forward agreements (the “index components”), one for each of the index constituent currencies.

A currency forward agreement is an agreement between two parties to exchange, on a pre-determined future date, specific amounts of two currencies at a predetermined exchange rate. The Index can have long or short positions in any of the index components. A positive weight implies an investment in the index constituent currency underlying the index component, while a negative weight implies a borrowing in such currency.

The exposure of the Index to each of the index components is rebalanced monthly, on rebalancing dates that generally fall on the 15th day of each calendar month (each a “rebalancing date”), using a constrained mean variance optimization technique. Constrained mean variance optimization techniques utilize the expected return, expected risk and the covariance of a set of assets to allocate those assets in such a manner so as to achieve the optimal expected risk/return tradeoff. The Intelligent Carry Strategy applies this technique to generate model weights applied to index components (“currency allocations”) that attempt to maximize the expected return of the portfolio, subject to a cap on expected risk and certain weighting constraints (as described below).

The expected return of the portfolio is the weighted average of the expected return for each currency allocation. The expected return for each currency allocation, in turn, on any given rebalancing date is assumed to be the then current 12-month interbank offered rate applicable to that index constituent currency. Moreover, in determining the expected return for each currency allocation, the Intelligent Carry Strategy assumes that the current spot rate for any index constituent currency will be the expected spot rate for that index constituent currency at the next rebalancing date. As a result of these assumptions, the mean optimizer model tends to allocate a greater weight to index components with high current yields and tends to allocate a negative weight to index components with low current yields. Yields are only one input into the optimization process (in addition to volatility and covariance), however, and at any given time it is possible that the Index may be long specific low yielding currencies and short specific high yielding currencies.

The three constraints under which weights are allocated are as follows:

•

first, a pre-defined parameter of expected risk (the “target volatility”) cannot be exceeded. The target volatility for the portfolio has been pre-set at 5% and is measured by the expected standard deviation of the portfolio as follows:

where:

“sp” = expected volatility of the portfolio;

“j” represents the jth currency in the portfolio (currency j). j has values 1-10, each representing an index constituent currency within the portfolio;

“i” represents the ith currency in the portfolio (currency i). i has values of 1-10, each representing an index constituent currency within the portfolio;

“n” = 10 (the number of index constituent currencies);

“wi” = the weight of index constituent currency i;

“wj” = the weight of index constituent currency j;

“rij” = the historical correlation between currency i and currency j;

“si” = the historical volatility of index constituent currency i; and

“sj” = the historical volatility of index constituent currency j.

In the above calculation of the expected standard deviation of the portfolio, the historical volatility of each index constituent currency against the euro and the historical correlations between each index constituent currency and the euro are calculated using data for each index constituent currency for a period up to but not including the monthly rebalancing date.

•

second, the weight allocated to each index component must fall within a band from -100% to 100%. As a result, the exposure of the Index to any of the index constituent currencies is never greater than the value of the Index itself.

•	third, the sum of the weights assigned to the index components must be equal to zero.

Because mean variance optimization considers not only expected return but the variance and the covariance of the assets, the resulting currency allocations attempt to reduce idiosyncratic risk in one currency by “hedging” the position with other positions having a low correlation to the asset or reducing the weighting of the volatile asset. In general, the result of this process and the cap on expected volatility is that currency allocations are scaled up in times of low volatility and scaled down in times of high volatility.

The reference rate for each index component (other than the index component related to Norweigan krone) is the offered rate for one-month deposits in the London interbank market at 11:00 a.m., London time, on the rebalancing date, as determined by the British Bankers’ Association (BBA LIBOR). The reference rate for the index component for the Norweigan Krone is the offered rate for one-month deposits in the Norwegian interbank market (NIBOR) at 12:00 p.m., Oslo time, on the rebalancing date, as determined based on the offered rates of a group of Nordic contributing banks (currently Svenska Handelsbanken AB, DnB NOR asa, Swedbank AB, Nordea Bank AB, Skandinaviska Enskilda Banken AB and Danske Bank A/S). The table below indicates the Bloomberg reference where each relevant reference rate can be located.

Currency	Reference
EUR	1-month BBA LIBOR rate, published at 11:00 a.m. London time, available on Bloomberg by typing “BBAM <GO> 1 <GO>”

USD	1-month BBA LIBOR rate, published at 11:00 a.m. London time, available on Bloomberg by typing “BBAM <GO> 1 <GO>”

GBP	1-month BBA LIBOR rate, published at 11:00 a.m. London time, available on Bloomberg by typing “BBAM <GO> 1 <GO>”

JPY	1-month BBA LIBOR rate, published at 11:00 a.m. London time, available on Bloomberg by typing “BBAM <GO> 1 <GO>”

CHF	1-month BBA LIBOR rate, published at 11:00 a.m. London time, available on Bloomberg by typing “BBAM <GO> 1 <GO> PgDn”

Currency	Reference
CAD	1-month BBA LIBOR rate, published at 11:00 a.m. London time, available on Bloomberg by typing “BBAM <GO> 1 <GO>”

NOK	1-month NIBOR rate, published at 12:00 p.m., Oslo time, available on Bloomberg by typing “NIBOR1M Index <GO>”

SEK	1-month BBA LIBOR rate, published at 11:00 a.m. London time, available on Bloomberg by typing “BBAM <GO> 1 <GO> PgDn”

AUD	1-month BBA LIBOR rate, published at 11:00 a.m. London time, available on Bloomberg by typing “BBAM <GO> 1 <GO> PgDn”

NZD	1-month BBA LIBOR rate, published at 11:00 a.m. London time, available on Bloomberg by typing “BBAM <GO> 1 <GO> PgDn”

As of June 29, 2012, the weights allocated to each of the currency forward agreements included in the Index were as follows:

Currency	Weight
AUD	62.23%
CAD	-38.12%
CHF	-0.02%
EUR	-75.10%
GBP	12.68%
JPY	-6.11%
NOK	21.40%
NZD	-14.22%
SEK	21.45%
USD	15.80%

The table below provides the weights allocated to each of the currency forward agreements included in the Index as of the January rebalancing date each year, beginning on the index commencement date. This table is intended to demonstrate how the weights allocated to each of the currency forward agreements have varied historically. Although this table presents only the weights as of January of each year, as discussed above in “The Index—Composition and Rebalancing of the Index”, the actual weightings of the index components is rebalanced monthly.

Business Day	EUR	USD	JPY	GBP	CHF	CAD	AUD	NZD	SEK	NOK
1/17/2000	55.6%	39.9%	-25.8%	30.1%	-100.0%	-35.3%	2.0%	4.5%	-33.3%	62.2%
1/15/2001	5.2%	33.6%	-30.4%	-1.1%	-53.8%	-5.3%	-4.5%	4.0%	-44.1%	96.3%
1/15/2002	-35.0%	-24.2%	-10.3%	24.4%	-37.6%	-8.1%	-0.9%	5.4%	-9.6%	95.9%
1/15/2003	23.1%	-51.9%	-17.8%	68.9%	-100.0%	16.5%	-12.2%	14.2%	-8.3%	67.6%
1/15/2004	9.8%	-23.8%	-23.9%	46.4%	-53.9%	-12.9%	30.8%	18.7%	7.9%	1.0%
1/17/2005	6.7%	27.4%	-42.2%	28.1%	-46.7%	-6.9%	21.6%	23.8%	-11.4%	-0.6%
1/16/2006	47.8%	13.0%	-49.0%	37.2%	-89.4%	-12.1%	11.8%	34.6%	-11.5%	17.5%
1/15/2007	64.0%	-4.8%	-45.6%	70.3%	-100.0%	-8.0%	27.0%	2.8%	-13.9%	8.2%
1/15/2008	100.0%	-25.85%	8.03%	18.91%	-86.02%	-20.28%	0.00%	17.92%	-39.16%	26.45%
1/15/2009	63.41%	-14.68%	20.31%	-11.18%	-60.59%	-11.56%	-7.24%	25.93%	-20.09%	15.68%
1/15/2010	-37.97%	-1.05%	12.05%	-16.37%	4.00%	-20.44%	49.51%	3.71%	-20.19%	26.74%
1/17/2011	-3.24%	6.18%	6.42%	-5.92%	-25.95%	-30.11%	60.76%	-6.85%	-15.09%	-13.81%
1/17/2012	-28.68%	17.15%	-12.22%	6.06%	-1.87%	-51.79%	63.07%	-8.13%	-1.60%	18.02%

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Calculation of the Index

The level of the Index is deemed to have been 100 on January 17, 2000, which is referred to as the “index commencement date”.

The level of the Index on any given index business day is equal to (1) the level of the Index on the immediately preceding rebalancing date, times (2) the sum of (a) the performance of the Hedged USD Overnight Index since the immediately preceding rebalancing date plus (b) the index component portfolio performance on such index business day minus (c) the market spread proration.

The Hedged USD Overnight Index

The “Hedged USD Overnight Index” is a separate index that is intended to reflect the performance of a risk-free U.S. dollar denominated asset. Its purpose is solely to translate the deposit rate component of the Index from a deposit rate for euros (the currency in which the Index is calculated) to a deposit rate for U.S. dollars (the currency in which the Index is denominated). The level of the Hedged USD Overnight Index is calculated by the index sponsor as described in this section but is not published.

The level of the Hedged USD Overnight Index on any given index business day is equal to (1) the level of the Hedged USD Overnight Index on the previous index business day, times (2) the performance of the Barclays Overnight Index between the previous calendar day and such index business day, times (3) the quotient of (a) one plus the one-month reference rate for deposits in U.S. dollars in the London interbank market (as published on Bloomberg page <BBAM GO 1 GO> on such date or, if not published on such date, the last available rate) divided by (b) one plus the one-month reference rate for deposits in euros in the London interbank market (as published on Bloomberg page <EE0001M Index GO> on such date, or, if not published on such date, the last available rate).

The “Barclays Overnight Index” is an index that compounds on a daily basis at a rate equal to the European Overnight Index Average, or “EONIA”, minus 0.15%.

EONIA is calculated by the European Central Bank as the weighted average of all overnight unsecured euro lending transactions in the interbank market, initiated within the euro area by the same banks as are the reporting banks for the calculation of EURIBOR, as reported on Reuters page EONIA.

The Index Component Portfolio Performance

The “index component portfolio performance” on any given index business day will be equal to weighted sum of the index component performance of each index component on such index business day. The weights used to compute the collective performance of the index components on any given index business day are those determined on the immediately preceding rebalancing date.

The “index component performance” of an index component on any given index business day will be equal to:

(1)	the quotient of (a) the exchange rate between the index constituent currency underlying the index component and the euro on the last rebalancing date divided by (b) the exchange rate between the index constituent currency underlying the index component and the euro on such index business day; times

(2)	the accrued interest factor, reflecting the interest that has accrued or would accrue in the one-month period from the last rebalancing date to the forthcoming rebalancing date at the reference rate determined for the index component on the previous rebalancing date; times

(3)	the discount factor applicable to the index component, based on the reference rate for the index constituent currency underlying the index component, as used to discount the value of index expected on the next monthly rebalancing date; times

(4)	the quotient of (a) the exchange rate between U.S. dollars and the euro on such index business day and (b) the exchange rate between U.S. dollars and the euro on the last rebalancing date (this step reflects the fact that step (1) is calculated with respect to the euro but the Index is denominated in U.S. dollars).

The exchange rates used in calculating the index component performance of an index component on any given index business day are the mid-prices of the relevant foreign exchange spot rates that reflect the number of units of the underlying index constituent currency that can be exchanged for one euro in the interbank market for settlement in two days, as reported, in each case, shortly after 2:15 p.m., Frankfurt time, on the relevant index business day on Reuters page ECB 37.

The reference rates used in calculating the index component performance are the prevailing discount rates in the respective index constituent countries from the then current date to the next index rebalancing date, as published each day on Reuters page ICIIR=BARL. These discount rates are interpolated from the one-month rates as discussed above.

The Market Spread Proration

The “market spread proration” represents the bid-ask spread for currency forward agreements executed at the rebalancing date, accrued on a daily basis until the next rebalancing date. The market spread proration is equal to approximately 0.007% for each index component.

Performance of the Index

The index sponsor believes that the methodology described in this section will generally cause fluctuations in the level of the Index to reflect the premise of the carry trade (i.e., investing in high-yielding currencies and financing that exposure by borrowing in low-yielding currencies). In general, the level of the Index will tend to decline when index constituent currencies which have a negative weight in the Index (i.e., those in which the Index has hypothetically borrowed) appreciate in value against those index constituent currencies which have a positive weight in the Index (i.e., those in which the Index has a hypothetical long position), and the level of the Index will tend to rise when index constituent currencies which have a positive weight in the Index appreciate in value against those index constituent currencies which have a negative weight in the Index.

Modifications to the Index

The index sponsor does not presently intend to add, remove or replace any of the index constituent currencies or modify the method of calculating the Index as described above. However, under certain circumstances described in this section, the index sponsor may, in its sole discretion, make modifications to the Index. Notwithstanding any such modifications, the Index is not an actively-managed index, and the performance of the Index may differ significantly from a similar index or strategy whose sponsor is permitted to make modifications under different sets of circumstances.

The index sponsor will promptly publish any modifications that it makes on the ICI index page at http://www.barcap.com/indices/.

Changes in Index Constituent Currencies or the Denomination of the Index

If, in the sole discretion of the index sponsor, a “potential adjustment event” occurs with respect to an index constituent currency, the currency through which the Index is calculated, which is currently the euro (the “calculation currency”) or the currency in which the Index is denominated, which is currently the U.S. dollar (the “denomination currency”), the index sponsor may replace the index constituent currency, calculation currency or denomination currency to which the potential adjustment event relates with another currency which it determines, in its sole discretion, is comparable for purposes of the Index to the index constituent currency, calculation currency or denomination currency being replaced.

A “potential adjustment event” includes any of the following:

•	the exchange rate for an index constituent currency, calculation currency or denomination currency splits into dual or multiple exchange rates;

•

an event occurs that generally makes it impossible to convert an index constituent currency, calculation currency or denomination currency into the calculation currency or denomination currency through customary legal channels in an index constituent country;

•

an event occurs that generally makes it impossible to deliver the calculation currency or denomination currency from accounts inside an index constituent country to accounts outside that index constituent country, or to deliver an index constituent currency, calculation currency or denomination currency between accounts inside the index constituent country for such index constituent currency or inside the country or economic area which issues such calculation currency or denomination currency (a “calculation or denomination country”) or to a party that is a non-resident of the relevant index constituent country or calculation or denomination country;

•

the occurrence of a default, event of default or other similar condition or event with respect to any security or indebtedness of, or guaranteed by, any governmental authority in relation to an index constituent currency, calculation currency or denomination currency;

•

any change in, or amendment to, the laws or regulations, including those laws or regulations that relate to taxation, prevailing in the index constituent country in respect of any index constituent currency or calculation or denomination country in respect of any calculation currency or denomination currency, or any change in any application or official interpretation of such laws or regulations, or any other governmental action that the index sponsor determines may cause another market disruption event to occur or that leads or may lead to the introduction of a currency peg regime;

•	the occurrence of an event that makes it impossible or not reasonably practicable to obtain a firm quote for a currency exchange rate relevant to the Index;

•

any nationalization, confiscation, expropriation, requisition or other action by a relevant governmental authority that deprives Barclays Bank PLC or any of its affiliates of all or substantially all of its assets in the relevant index constituent country, calculation country or denomination country;

•	the index sponsor determines that there is a material difference in a relevant currency rate as determined by reference to the rate source for the Index and any other market source;

•	it becomes impossible to obtain a relevant currency exchange rate, either from the source for that rate or by the index sponsor itself acting in good faith in a commercially reasonable manner;

•

the index sponsor determines that Barclays Bank PLC or any of its affiliates would be unable, after using commercially reasonable efforts, to acquire, establish, re-establish, substitute, maintain, unwind, or dispose of any hedge position relating to the notes or other relevant Index-linked transactions, or to realize, recover or remit the proceeds of any such transactions; and

•	any event that the index sponsor determines may lead to any of the foregoing events.

Upon any replacement by the index sponsor of an index constituent currency, calculation currency or denomination currency following a potential adjustment event, the index sponsor may make any adjustments to the Index as may, in its sole discretion, be required to render the Index comparable to the Index prior to the occurrence of the potential adjustment event.

Market Disruption and Force Majeure Events

If a “market disruption event” or a “force majeure” event occurs or is continuing on any calendar day that, in the index sponsor’s sole discretion, affects the Index or any of the index components, or any hedging position of the index sponsor relating to the Index, the index sponsor may:

•	make such determinations and/or adjustments to the terms of the Index as it deems appropriate in order to determine the level of the Index on such day (if such day is an index business day);

•	defer publication of information relating to the Index until the next index business day on which such market disruption or force majeure event, as applicable, is not continuing; and

•	if such calendar day is a rebalancing date, to postpone such rebalancing date to the next calendar day on which such market disruption or force majeure event, as applicable, is not continuing.

Any of the following will constitute a “market disruption event”:

•

the occurrence or existence, on any calendar day at or during the one-hour period before the index valuation time, in relation to any index component of (1) a suspension of, or limitation imposed on, trading on the London interbank market or, in the case of the index component related to the Norwegian krone, the Norway interbank market or (2) any event that disrupts or impairs (as determined by the index sponsor) the ability of market participants in general to effect transactions in relation to, or to obtain market values of, any index component;

•	the declaration of general moratorium in respect of banking activities in London or Oslo;

•	on any index business day, the failure of the source from which the index sponsor obtains the value of an index constituent currency to publish such value; and

•	on any index business day, the occurrence or existence of a lack of, or a material decline in, the liquidity in the market for trading in any index constituent currency.

A “force majeure event” is an event or circumstance (including without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of index sponsor and that the index sponsor determines affects the Index, any of the index components or the methodology on which the Index is based.

Taxation

If at any time the index sponsor determines that, as a result of a change in taxation (including, but not limited to, any tax imposed on the index sponsor or its affiliates), it is necessary to change the index constituent currencies, calculation currency or denomination currency, or the method of calculating the Index, in order to offset the effect of such taxation, the index sponsor may make such change or changes in its sole discretion.

Cessation of Trading and Other Termination Event

The index sponsor may, in its sole discretion, discontinue calculating the Index if any of the following events occurs:

•

if any of the index components, index constituent currencies, calculation currency or denomination currency cease (or will cease) to be traded or publicly quoted for any reason and is not immediately re-traded on a trading system or quotation system in a manner acceptable to the index sponsor;

•	if, after the occurrence of a potential adjustment event, an adjustment in the determination of the index sponsor is not possible or not reasonably practical for any reason; and

•	the index sponsor or its successor terminates or alters its business operations, is declared insolvent or is subject to winding-up proceedings.

Changes to the Index Components

If, after the occurrence of circumstances described in this section, the index sponsor deems it necessary to replace an index component with an appropriate successor for that index component, then the index sponsor will calculate the level of the Index by adjusting accordingly the formula used for the calculation of the level of the Index to take account of such replacement index component.

Changes to the Index Component Weights

In the event that (1) the level of the Index has declined more than 50% from its level on the immediately preceding rebalancing date or (2) the daily value at risk at any time exceeds 5%, the index sponsor may reset the weights of the index components to zero until the next rebalancing date.

The “daily value at risk” is a measure of the maximum potential change in the value of the Index with a probability (confidence interval) of 99% over a one-day holding period. For the calculation of the confidence interval, the daily volatility of the Index is estimated by calculating the standard deviation of daily log returns of the Index over an historical period of six months.

Change in Methodology

While the index sponsor currently employs the methodology described in this pricing supplement to compose and calculate the Index, it is possible that market, regulatory, juridical, financial, fiscal or other circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting any index components) will arise that would, in the view of the index sponsor, necessitate a modification or change of such methodology.

Other Changes

In addition to the foregoing circumstances, the index sponsor reserves the right to make any other changes to the composition or methodology of calculating the Index as the index sponsor may, in its sole discretion, determine to be necessary as a result of market, regulatory, judicial, financial, fiscal or other circumstances.

In the event that ambiguities arise in the calculation of the Index, the index sponsor will resolve such ambiguities and, if necessary for resolution, make changes to the composition or methodology of calculating the Index.

Historical Performance of the Index

The level of the Index is deemed to have been 100 on January 17, 2000, which is referred to as the “index commencement date”. The index sponsor began calculating the Index on September 26, 2006. Therefore, the historical information for the period from January 17, 2000 until September 25, 2006, is hypothetical and is provided as an illustration of how the Index would have performed during the period had the index sponsor begin calculating the Index on the index commencement date using the methodology it currently uses (except that Swedish krona rates prior to January 23, 2006 are based on the Stockholm interbank overnight rate (STIBOR), and New Zealand dollar rates prior to June 16, 2003 are based on the applicable 1-month Bank Bill fixings and 1-year swap rates). This data does not reflect actual performance, nor was a contemporaneous investment model run of the Index. Historical information for the period from and after September 26, 2006 is based on the actual performance of the Index.

All calculations of historical information are based on information obtained from various third party independent and public sources. The index sponsor has not independently verified the information extracted from these sources.

The following table and graph illustrate the performance of the Index from January 17, 2000 to June 29, 2012. The estimated historical performance of the Index should not be taken as an indication of future performance, and no assurance can be given that the value of the Index will increase sufficiently to cause holders of the Securities to receive a payment at maturity or upon redemption equal to or in excess of the principal amount of such Securities.

January 17, 2000	100.000
December 29, 2000	108.099
December 31, 2001	125.851
December 31, 2002	152.6323
December 31, 2003	173.1784
December 31, 2004	175.7123
December 30, 2005	200.9442
December 29, 2006	232.3958
December 31, 2007	243.5056
December 31, 2008	205.8043
December 31, 2009	218.1948
December 31, 2010	226.0195
December 30, 2011	223.7871
June 29, 2012	228.6501

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Trademarks

Barclays Optimized Currency Carry IndexTM and the USD Optimized Currency Carry IndexTM are trademarks of Barclays Bank PLC.

Disclaimer

The index sponsor does not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and the index sponsor shall have no liability for any errors, omissions, or interruptions therein.

The index sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Index. The index sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event shall the index sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the index sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the index level (or failure to publish such value) and any use to which any person may put the Index or the index level. In addition, although the index sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the index level, the index sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

VALUATION OF THE SECURITIES

The market value of the Securities will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value of the Securities more than any other factors. Other factors that may influence the market value of the Securities include, but are not limited to, supply and demand for the Securities, including inventory positions with Barclays Capital Inc. or any market maker; exchange rates applicable to the index constituent currencies; interest rates applicable to the index constituent currencies, and the prevailing interest rate environment; economic, financial, political, regulatory, geographical or judicial events that affect exchange rates and interest rates; or the creditworthiness of Barclays Bank PLC. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the Securities prior to maturity.

Intraday Indicative Value

An intraday “indicative value” meant to approximate the intrinsic economic value of the Securities will be calculated and published by Bloomberg L.P. or a successor via the facilities of the Consolidated Tape Association under the ticker symbol ICI.IV. Additionally, we or an affiliate expect to calculate and publish the closing indicative value of your Securities on each trading day at www.ipathetn.com. In connection with your Securities, we use the term “indicative value” to refer to the value at a given time determined based on the following equation:

Indicative Value = Principal Amount per Security X (Current Index Level / Initial Index Level) - Current Investor Fee

where:

Principal Amount per Security = $50;

Current Index Level = The most recent published level of the Index as reported by the Index Sponsor;

Initial Index Level = The level of Index on the inception date; and

Current Investor Fee = The most recent daily calculation of the investor fee with respect to your Securities, determined as described in this pricing supplement (which, during any trading day, will be the investor fee determined on the preceding calendar day).

Bloomberg L.P. is not affiliated with Barclays Bank PLC and does not approve, endorse, review or recommend Barclays Bank PLC or the Securities.

The indicative value will be derived from sources deemed reliable, but Bloomberg L.P. and its suppliers do not guarantee the correctness or completeness of the indicative value or other information furnished in connection with the Securities. Bloomberg L.P. makes no warranty, express or implied, as to results to be obtained by Barclays Bank PLC, Barclays Bank PLC’s customers, holders of the Securities, or any other person or entity from the use of the indicative value or any data included therein. Bloomberg L.P. makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the indicative value or any data included therein.

Bloomberg L.P., its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of Bloomberg L.P., its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the indicative value or the Securities, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. Bloomberg L.P. shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the indicative value, from whatever cause. Bloomberg L.P. is not responsible for the selection of or use of the Index or the Securities, the accuracy and adequacy of Index or information used by Barclays Bank PLC and the resultant output thereof.

The indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your Securities, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. Published Index levels from the Index Sponsor may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current Index level and therefore the indicative value of your Securities. The actual trading price of the Securities may be different from their indicative value.

As discussed in “Specific Terms of the Securities—Payment Upon Redemption”, you may, subject to certain restrictions, choose to redeem your Securities on any redemption date during the term of the Securities. If you redeem your Securities on a particular redemption date, you will receive a cash payment on such date in an amount equal to the daily redemption value, which is (1) the principal amount of your Securities times (2) the index factor on the applicable valuation date minus (3) the investor fee on the applicable valuation date. You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date. The daily redemption feature is intended to induce arbitrageurs to counteract any trading of the Securities at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

SPECIFIC TERMS OF THE SECURITIES

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004, between Barclays Bank PLC and The Bank of New York, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all medium-term notes are described in “Description of Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement, and terms that apply generally to all index-linked notes are described in “Reference Assets—Indices” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below.

Coupon

We will not pay you interest during the term of the Securities.

Denomination

We will offer the Securities in denominations of $50.

Payment at Maturity

If you hold your Securities to maturity, you will receive a cash payment at maturity that is linked to the percentage change in the value of the Index between the inception date and the final valuation date. Your cash payment at maturity will be equal to (1) the principal amount of your Securities times (2) the index factor on the final valuation date minus (3) the investor fee on the final valuation date.

The “index factor” on the final valuation date will be equal to the final index level divided by the initial index level. The initial index level is the closing value of the Index on the inception date and the final index level is the closing value of the Index on the final valuation date.

The “investor fee” on the final valuation date will be equal to 0.65% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.65% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

The “final valuation date” is January 21, 2038.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the fifth business day before this day does not qualify as a valuation date (as described below), then the maturity date will be the fifth business day following the final valuation date. The calculation agent may postpone the final valuation date—and therefore the maturity date—if the value of the Index is not available or cannot be calculated.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Payment Upon Redemption

Prior to maturity, you may, subject to certain restrictions, choose to redeem your Securities on any redemption date during the term of the Securities. If you redeem your Securities on a particular redemption date, you will receive a cash payment on such date in an amount equal to the daily redemption value, which is (1) the principal amount of your Securities times (2) the index factor on the relevant valuation date minus (3) the investor fee on the relevant valuation date. You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date. We may from time to time in our sole discretion reduce, in part or in whole, the minimum redemption amount of 50,000 Securities. Any such reduction will be applied on a consistent basis for all holders of Securities at the time the reduction becomes effective.

The “index factor” on the relevant valuation date is the closing value of the Index on that day divided by the initial index level. The initial index level is the closing value of the Index on the inception date.

The “investor fee” on any valuation date will be equal to 0.65% per year times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to (1) 0.65% times (2) the principal amount of your Securities times (3) the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by (4) 365.

A “valuation date” is each business day from February 1, 2008 to January 21, 2038 inclusive, or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days.

A “redemption date” is the third business day following a valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date. The calculation agent may postpone a valuation date—and therefore the relevant redemption date, if the value of the Index is not available or cannot be calculated.

In the event that payment upon redemption is deferred beyond the original redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.

Redemption Procedures

You may, subject to the minimum redemption amount described above, elect to redeem your Securities on any redemption date. To redeem your Securities, you must instruct your broker or other person with whom you hold your Securities to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the valuation date at a price equal to the applicable daily redemption value, facing Barclays DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Securities in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Securities on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “—Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Security outstanding as the principal amount of that Security. Although the terms of the Securities may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the Securities. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities—Modification and Waiver” and “—Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies”.

Default Amount

The default amount for the Securities on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services, or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, or any successor, or any other comparable rating then used by that rating agency.

Further Issuances

We may, without your consent, create and issue additional securities with identical terms at any time. We may consolidate the additional securities to form a single class within the outstanding Securities. If there is substantial demand for the Securities, we may issue additional Securities frequently.

Discontinuance, Modification or Unavailability of the Index

If the index sponsor discontinues publication of the Index and any other person or entity publishes an index that the calculation agent determines is comparable to the Index and the calculation agent approves such index as a successor index, then the calculation agent will determine the value of the Index on the applicable valuation date and the amount payable at maturity or upon redemption by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and there is no successor index, or that the closing value of the Index is not available for any reason, on the date on which the value of the Index is required to be determined, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index, the index constituent currencies or the method of calculating the Index has been changed at any time in any respect—including any addition, deletion or substitution and any unscheduled reweighting or rebalancing of index constituent currencies, and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index constituent currencies, or is due to any other reason—then the calculation agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable on the maturity date or upon redemption is equitable.

If the calculation agent determines that the value of the Index is not available, the calculation agent may postpone any valuation date, including the final valuation date, and thus postpone any redemption date or the maturity date until the value of the Index becomes available. Notwithstanding the foregoing, in the event that a valuation date is postponed until the fifth trading day following a scheduled valuation date, but the value of the Index is not available, that day shall nevertheless be a valuation date, and the calculation agent shall determine the value of the Index for purposes of the Securities on such day.

All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to the Securities, we mean a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in London or New York City generally are authorized or obligated by law, regulation or executive order to close.

When we refer to an index business day with respect to the Securities, we mean a day on which (1) the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) system is open and (2) commercial banks and interest rate markets are open and settle payments in London.

Role of Calculation Agent

Currently, we serve as the calculation agent. We may change the calculation agent without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of the Securities, including at maturity or upon redemption, business days, trading days, the investor fee, the default amount, the initial index level, the final index level, the level of the Index on any valuation date, the maturity date, redemption dates, the amount payable in respect of your Securities at maturity or upon redemption and any other calculations or determinations to be made by the calculation agent as specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

CLEARANCE AND SETTLEMENT

Depository Trust Company (“DTC”) participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus supplement under “Use of Proceeds and Hedging”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of instruments linked to the Index prior to or on the inception date. In addition, from time to time after we issue the Securities, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:

•

acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to some or all of the index constituent currencies, the index components or the Index;

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to the level of other similar market indices, contracts or currencies; or

•	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge positions on or before the final valuation date. That step may involve sales or purchases of listed or over-the-counter options or futures on index constituent currencies, index components or the Index or listed or over-the-counter options, futures, or other instruments linked to index constituent currencies, index components or the Index, as well as other indices designed to track the performance of the index constituent currencies, index components or the Index or other components of the currencies market.

The hedging activity discussed above may adversely affect the value of the Index and, as a consequence, the market value of the Securities from time to time and the amount payable at maturity or upon redemption. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement with respect to U.S. holders. The following section is the opinion of Sullivan & Cromwell LLP, counsel to Barclays Bank PLC. It applies to you only if you are a U.S. holder (as defined below) and you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a regulated investment company;

•	a tax exempt organization;

•	a person that owns a Security as a hedge or that is hedged against interest rate risks;

•	a person that owns a Security as part of a straddle or conversion transaction for tax purposes; or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

This section describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Security and you are for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

There is no authority that directly addresses the proper U.S. federal income tax treatment of your Securities and therefore the tax consequences of your investment in the Securities for all U.S. federal income tax purposes are highly uncertain. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled derivative contract with respect to the Index that does not require the accrual of income prior to the sale, early redemption or maturity of the Securities. In the opinion of Sullivan & Cromwell LLP, you have a reasonable basis for taking this position. If your Securities are so treated, upon the sale, early redemption or maturity of your Securities, you would recognize gain or loss equal to the difference between the amount realized on the sale, early redemption or maturity and your tax basis in your Securities. In general, your tax basis in your Securities will be equal to the price you paid for your Securities. Because your Securities should be subject to the special rules under Section 988 of the Internal Revenue Code, any gain or loss you recognize at maturity or upon the sale, early redemption or exchange of your Securities should be treated as ordinary gain or loss.

No statutory, judicial or administrative authority directly discusses how your Securities should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the Securities are highly uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your Securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments

There is no judicial or administrative authority discussing how your Securities should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be possible and the Internal Revenue Service might assert that treatment other than that described above is more appropriate. In particular, the Internal Revenue Service could treat your Securities as series of derivative contracts to purchase the Index on the next rebalancing date. Were your Securities properly characterized in such a manner, you would be treated as disposing of your Securities on each rebalancing date in return for new derivative contracts in respect of the Index that would mature on the next rebalancing date, and you would accordingly recognize ordinary gain or loss on each rebalancing date equal to the difference between your basis in the Securities (or their fair market value as of the previous rebalancing date, as applicable) and their fair market value on such date. In addition, it is possible that you could be required to recognize gain or loss at any time when the Index is modified, adjusted, discontinued or replaced with a successor index.

It is also possible that the Internal Revenue Service could treat your Securities as a single debt instrument subject to special rules governing contingent payment obligations as further discussed under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Other possibilities also exist, under which the Internal Revenue Service could seek to characterize your Securities in a manner that results in tax consequences to you different from those described above. For example, the Internal Revenue Service could possibly assert that you should be required to accrue include the interest component of the Index in ordinary income either upon the sale, early redemption or maturity of the Securities or over the term of your Securities even though you will not receive any payments from us until the early redemption or maturity of your Securities. The Internal Revenue Service could also assert that you should be required to accrue interest in another manner over the term of your Securities. It is also possible that the ETNs could be treated as notional principal contracts.

It is also possible that Section 1256 of the Internal Revenue Code could apply to the portion of your Securities that reflects the performance of foreign currency contracts. If Section 1256 were to apply to such portion of your Securities, gain or loss that you recognize with respect to such portion of your Securities would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Securities. You would also be required to mark such portion of your Securities to market at the end of each taxable year (i.e., recognize gain or loss as if the relevant portion of your Securities had been sold for fair market value).

Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your Securities should end on the date on which the amount you are entitled to receive upon the early redemption or maturity of your Securities is determined, even though you will not receive any amounts from the issuer in respect of your Securities prior to the early redemption or maturity of your Securities. In such case, you may be treated as having a holding period in respect of your Securities that is less than one year even if you receive cash upon the early redemption or maturity of your Securities at a time that is more than one year after the beginning of your holding period.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the investor fee as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Securities.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. The notice also states that the Internal Revenue Service and the Treasury Department are considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of instruments such as the Securities should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.

Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity. The outcome of this process is uncertain. Except to the extent otherwise provided by law, Barclays Bank PLC intends to treat the Securities for U.S. federal income tax purposes in accordance with the treatment described in this section unless and until such time as the Internal Revenue Service and the Treasury Department determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the Securities after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

“Specified Foreign Financial Asset” Reporting

Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include the Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require U.S. taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds. Under these regulations, a U.S. holder that recognizes a loss with respect to the Securities that is attributable to changes in the spot exchange rates of one or more foreign currencies will be required to report the loss on Internal Revenue Service Form 8886 if such loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult your tax advisor regarding any tax filing and reporting obligations—including any protective filings—that ought to be made in connection with any loss realized in connection with acquiring, owning and disposing of Securities.

Backup Withholding and Information Reporting

Please see the discussion under “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the backup withholding and information reporting rules to payments made on your Securities.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We sold a portion of the Securities on the inception date at 100% of their stated principal amount. The remainder of the Securities will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Sales of the Securities after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the Securities.

In connection with this offering, we will sell the Securities to dealers as principal, and such dealers may then resell Securities to the public at varying prices that the dealers will determine at the time of resale. In addition, such dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from us or our affiliates or by purchasing Securities from us or our affiliates subject to our obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

Barclays Bank PLC and Barclays Capital Inc. have retained the services of BlackRock Investments, LLC, a member of the Financial Industry Regulatory Authority, Inc., to promote the Securities and provide certain services relating to the Securities. BlackRock Investments, LLC, may receive a portion of the investor fee in connection with these services. Underwriting compensation will not exceed a total of 8% of proceeds.

ANNEX A

NOTICE OF REDEMPTION

To: ipathredemptions@barclays.com

Subject: iPath® Notice of Redemption, CUSIP No. 06739H412

[BODY OF EMAIL]

Name of holder: [                            ]

Number of Securities to be redeemed: [                            ]

Applicable valuation date: [            ], 20[    ]

Contact Name: [                            ]

Telephone #: [                            ]

Acknowledgement: I acknowledge that the Securities specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the Securities are satisfied.

A-1

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax: 212-412-1232

Dear Sir/Madam:

The undersigned holder of Barclays Bank PLC’s $250,000,000 Global Medium-Term Notes, Series A, iPath® Optimized Currency Carry ETN due January 28, 2038 CUSIP No. 06739H412, redeemable for a cash amount based on the Barclays Optimized Currency Carry IndexTM (the “Securities”) hereby irrevocably elects to exercise, on the redemption date of                     , with respect to the number of Securities indicated below, as of the date hereof, the redemption right as described in the prospectus relating to the Securities (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the Securities (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of Securities specified below at a price per Security equal to the applicable daily redemption value, facing Barclays DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date.)

B-1

$250,000,000

BARCLAYS BANK PLC

iPath® Optimized Currency Carry ETN

GLOBAL MEDIUM-TERM NOTES, SERIES A

Pricing Supplement

September 10, 2012

(to Prospectus dated August 31, 2010 and

Prospectus Supplement dated May 27, 2011)

Patent Pending

iP-P-118-09012